FOR IMMEDIATE RELEASE	November 2, 2017
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

CHARLESTON, SC

Freehold, New Jersey.... November 2, 2017……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 121,683 square foot industrial building located at 1892 Anfield Road, N. Charleston, SC at a purchase price of $21,872,170. The property is net-leased for 15 years to Federal Express Corporation. The building is situated on approximately 16.2 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce this acquisition which is ideally located near the Charleston International Airport. Over the past several years we have strategically positioned our portfolio to benefit from the supply chain’s shift toward the eastern seaboard as the result of the recently completed Panama Canal expansion. The Port of Charleston has been one of the biggest beneficiaries of this change and we expect this region’s strong economic growth to continue for many years to come.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 109 properties containing a total of approximately 18.9 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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